Designated Filer of Form 3:		Durus Capital Management, LLC

Date of Event Requiring Statement:	December 2, 2002

Issuer Name and Ticker Symbol:		Guilford Pharmaceuticals Inc. (GLFD)

Joint Filer Names and addresses:

Scott Sacane, 20 Marshall Street, Suite 320, South Norwalk, CT 06854


Signatures:


Durus Capital Management, LLC

By:	/s/ Scott Sacane
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Name:	Scott Sacane
Title:	Managing Member


/s/ Scott Sacane
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Scott Sacane